FOR IMMEDIATE RELEASE

             UAL CORP. ANNOUNCES APPOINTMENT OF JOHN W. CREIGHTON
                              AS CHAIRMAN AND CEO


CHICAGO, Oct. 28, 2001 - UAL Corporation (NYSE: UAL), parent company of United Airlines, announced today that John W. Creighton has been elected chairman and chief executive officer by the unanimous vote of the company's board of directors following the resignation of James E. Goodwin. Mr. Creighton is a member of UAL's board of directors.

Mr. Creighton said, "Throughout the time I've been associated with United, I've taken great pride in the depth of talent and dedication that exists at every level of the company. Our ability to pull together and effectively harness these attributes will be critical to United's success during this difficult period for our company and our industry. I appreciate the trust that the board, including the employee representatives, have placed in me.

"Our immediate goal is to restore United's financial stability. We intend to work hand-in-hand with our employees and unions to accomplish this task by developing innovative solutions to the issues we collectively face. Of course, our core business and getting our customers where they need to go safely and reliably will be my chief priority. We will continue to cooperate with the government and our regulatory agencies to provide the highest level of security both on the ground and in the air. This is what our employees, shareholders, and customers expect, and this is what we will deliver. I intend to serve until we are confident that the company is on the road to financial stability and has the leadership in place to ensure a thriving United," he continued.

Mr. Creighton concluded, "We thank Jim Goodwin for his major contributions to United, which were instrumental in growing the United brand and modernizing the airline to allow it to compete in an increasingly competitive environment. Jim Goodwin has dedicated his entire career to United, is a good friend and we wish him well."

Mr. Goodwin said, "I am proud to have contributed to the tremendous growth of United during my 34 years here and have never failed to be amazed at the many great things United employees can achieve. United is a great company and it is the right time for a new leader to guide the organization through the challenges that lie ahead. I wish my friends at United a future filled with every opportunity and continued success." Mr. Creighton has been a director of UAL Corporation since 1998. Earlier, he served as president and chief executive officer of Weyerhaeuser Company from 1991 through 1997, and he was a director of that company from 1988 through 1998. He has been a director of Unocal since 1995.


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A biography and photograph of Mr. Creighton is available at www.united.com.

There will be a teleconference today, October 28, 2001, at 3:15pm EST (2:15pm
CST) with John Creighton, Chairman and CEO of UAL Corp. The dial-in number for the teleconference is 888-989-4393 for U.S participants, and 712-257-2376 for international participants. Information on the webcast and access to the webcast will be available through the 'Press Releases' section of united.com. Real Network's Real Player or Window's Media Player is required to access the webcast. Please go to the web site at least 15 minutes early to register, download, and install any necessary software.

United Airlines is a leading global airline with operations that span the globe. United Airlines' website can be found at united.com.


Contacts:

United Airlines Media Relations:                              847-700-5538
Media Relations Night Line:                                   847-700-4088

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